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                                                                  Exhibit (g)(7)

                                February 12, 1999


Mercantile Trust Company National Association
One Mercantile Center
St. Louis, Missouri 63101

                  RE:      CUSTODY FEES FOR THE CONNING MONEY MARKET PORTFOLIO

Ladies and Gentlemen:

                  This letter constitutes our agreement with respect to compensation to be paid to Mercantile Trust Company National Association ("Mercantile") with respect to the Conning Money Market Portfolio (the "Portfolio") under the terms of the Custodian Agreement dated as of April 1, 1992 (the "Custodian Agreement") between The ARCH Fund, Inc. (the "Fund") and Mercantile Bank National Association, as assigned to Mercantile Trust Company National Association as of December 1, 1998. Pursuant to Paragraph 23 of the Custodian Agreement, and in consideration of the services to be provided by you, we will pay Mercantile the following:

                  1. An annual custody fee (exclusive of any transaction charges), which shall be calculated daily and paid monthly (in arrears) for the Portfolio as follows:

                  $.20 for each $1,000.00 of the Portfolio's average daily net assets.

                  2. Mercantile's out-of-pocket expenses, including but not limited to postage, telephone, telex, Federal Express and Federal Reserve wire fees, on behalf of the Portfolio.

                  The fee and expenses attributable to the Portfolio shall be the obligation of the Portfolio and not of any other portfolio of the Fund. The fee for the period from the day of the year this agreement is entered into until the end of that fiscal year of the Portfolio, or for any portion of a fiscal year immediately prior to its termination, shall be pro-rated according to the proportion which such period bears to the full annual period.



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Mercantile Trust Company National Association
February 12, 1999
Page 2


                  If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                         Very truly yours,

                                         THE ARCH FUND, INC.

                                         By: /s/ Jerry V. Woodham
                                            ------------------------------
                                              Jerry V. Woodham, President


ACCEPTED:         MERCANTILE TRUST COMPANY
                  NATIONAL ASSOCIATION


                                By:  /s/ [signature illegible]
                                   ---------------------------


Dated as of:  February 12, 1999